Exhibit 99.1
Feihe International, Inc. Reports
Second Quarter 2011 Financial Results
Exceeding Expectations:
- 2Q11 revenue increased 39.1% to $72.6 million vs. $52.2 million in 2Q10
- Net income up 125.1% to $5.2 million vs. net loss of $(20.6) million in 2Q10
- Diluted EPS per common share of $0.24 vs. $(0.95) in 2Q10
Conference call to be held today at 9:00 a.m. ET

BEIJING and LOS ANGELES, August 9, 2011 /PRNewswire Asia-FirstCall/ -- Feihe International, Inc. (NYSE: ADY; "Feihe International" or the "Company") (formerly known as American Dairy, Inc.), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for the second quarter of 2011.  The Company will hold a conference call today at 9:00am ET.

Second Quarter 2011 Financial Highlights:
•	Exceeding expectations, revenue increased 39.1% to $72.6 million in 2Q11 vs. $52.2 million in 2Q10:
-	Revenue from branded milk powder products was $54.1 million in 2Q11, up 54.6% significantly from $35.0 million in 2Q10, and up 12.9% sequentially from $47.9 million in 1Q11;
-	Revenue from raw milk powder was $5.2 million in 2Q11, down 61.8% significantly from $13.6 million in 2Q10, and down 67.7% sequentially from $16.1 million in 1Q11;
•	Gross profit increased 69.9% to $31.4 million in 2Q11 vs. $18.5 million in 2Q10, and up 12.6% sequentially from $27.9 million in 1Q11;
•	Gross margin was 43.2% in 2Q11 vs. 35.4% in 2Q10, up from 36.5% in 1Q11;
•	Net income increased 125.1% to $5.2 million in 2Q11 vs. net loss of $(20.6) million in 2Q10, and up 10.0% sequentially from net income of $4.7 million in 1Q11; and
•	Diluted EPS per common share was $0.24 in 2Q11 vs. $(0.95) in 2Q10.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “We are extremely pleased with our second quarter results.  Our results of $72.6 million in revenue, $5.2 million in net income, and sequential increases in sales of branded milk powder with higher margin, especially the increases in our super premium AstroBaby series and premium Feifan series, demonstrate the progress we have made the last few quarters in strengthening our footprint in the competitive Chinese infant formula industry.  The strong financials with higher revenue, higher net income and lower sales and marketing expenses than in the prior year period shows the success of our overall strategy to continue improving our operations across all functions, including improving the cost effectiveness of our selling expenses and increasing sales at existing retail sales points to drive greater profitability.”

Mr. Leng continued, “We are also extremely pleased that we are the only dairy company participating in the 863 Program, which is the premier high technology research and development program in China.  This demonstrates our top level research and development capabilities and our leading position in China’s dairy industry.  We have entered into an agreement to sell our dairy farms to a third party obligated to maintain the quality standards we have established and to exclusively source milk to us.  We are now in a position to move forward in the coming years to focus on our core business of infant formula manufacturing, sales and marketing through expanding sales of higher margin products, improving R&D, marketing, customer service and the efficiency of our distribution network, and strengthening our premium quality brand awareness and brand equity.”

The Company’s revenue of $72.6 million in the second quarter of 2011 was an increase of $20.4 million, or 39.1%, compared to the second quarter of 2010, which was primarily attributable to an increase in sales of milk powder of $19.0 million and an increase in sales of raw milk of $9.8 million from our company-owned dairy farms, which prior to 2011 we had not previously sold to external customers.  The Company’s sales of raw milk powder decreased $8.4 million in the second quarter of 2011 compared to the prior year period, primarily reflecting the Company’s efforts to increase sales at existing retail sales points.  Sequentially, the Company’s revenues decreased $3.8 million, or 5.0%, primarily reflecting a decrease in sales of raw milk powder of approximately $11.0 million, which was offset by improved sales of its super premium AstroBaby series and premium Feifan Series.

Gross profit was $31.4 million in the second quarter of 2011, up 69.9% significantly from $18.5 million in the second quarter of 2010, and up 12.6% sequentially from $27.9 million in the first quarter of 2011.  Gross margin for the second quarter of 2011 was 43.2%, compared to 35.4% in the second quarter of 2010, up sequentially from 36.5% in the first quarter of 2011. The increase was primarily due to the Company’s continuing efforts to improve its revenue mix by increasing sales of branded milk powder with a higher gross profit margin and decreasing sales of raw milk powder with a lower gross profit margin, as well as improvements in the Company’s sales and marketing functions.

Income from operations was $5.5 million in the second quarter of 2011, up significantly from a loss of $(23.8) million in the second quarter of 2010.  Sales and marketing expenses decreased 31.7% to $20.2 million in the second quarter of 2011 from $29.6 million in the second quarter of 2010, primarily reflecting a decrease in promotional fees and advertisement and the Company’s efforts to improve the effectiveness of its selling expenses.  General and administrative expenses decreased 20.7% to $5.6 million in the second quarter of 2011 from $7.1 million in the second quarter of 2010, primarily reflecting a decrease in share-based compensation expenses and stricter expenditure control.  In addition, loss on disposal of biological assets, which reflects the Company’s sale of under-producing cows at its dairy farms, decreased by $5.0 million, or 85.5%, to $0.8 million for the second quarter of 2011 from $5.8 million in the second quarter of 2010.

The Company recognized other operating income of $1.0 million for the second quarter of 2011, compared to $2.5 million for the prior year period.  The lower other income was primarily attributable to a decrease in government subsidy and an increase in interest and finance costs.

Net income attributable to the Company for the second quarter of 2011 was $5.2 million, or diluted EPS per common share of $0.24, improved significantly from net loss attributable to the Company of $(20.6) million, or diluted EPS per common share of $(0.95), in the second quarter in 2010.

First Half of 2011 Financial Highlights
Revenue increased 11.6% to $149.1 million in the six months ended June 30, 2011 from $133.6 million in the same period of 2010.  Contributions from milk powder products were approximately $102.0 million in the six months ended June 30, 2011, up 2.2% from $99.8 million.  This increase was due to increased sales in raw milk and milk powder, offset in part by decreased sales in raw milk powder.  The increase in sales primarily reflected our efforts to improve the sales of our high margin infant formula milk powder, particularly our premium Feifan series and super premium AstroBaby series.  Gross profit increased 4.1% to $59.2 million in the six months ended June 30, 2011 from $56.9 million in the same period of 2010, primarily attributable to an increase in sales of branded milk powder with a higher margin and a decrease in sales of raw milk powder with a lower margin, as well as improvements in the Company’s sales and marketing functions.  Gross margin for the six months ended June 30, 2011 was 39.7%, compared to 42.6% in the prior year period.  This decrease was primarily attributable to a decrease in our sales quantities of milk powder and an increase in sales quantities of raw milk, which has a lower gross profit margin than milk powder.  Income from operations increased dramatically to $11.4 million in the six months ended June 30, 2011, compared to a loss of $(21.7) million in the prior year period.  Net income attributable to the Company for the first six months of 2011 increased significantly to $9.9 million, or diluted EPS per common share of $0.50, from a loss of $(15.0) million, or diluted EPS per common share of $(0.69) in the prior year period.

As of June 30, 2011, the Company had cash and cash equivalents of $18.7 million and total current assets of $144.2 million, compared with cash and cash equivalents of $17.5 million and total current assets of $137.2 million as of December 31, 2010.  The Company had a working capital deficit of $112.7 million as of June 30, 2011, primarily associated with $75.5 million in annually renewed, short-term bank loans, current portion of long term bank loans of $11.1 million and $49.0 million in redemption liability of redeemable common stock.  However, the Company believes that will be able to refinance much of its short-term bank loans when they become due and that it has sufficient cash, cash flows from operations, available credit and proceeds from the planned sale of dairy farms to adequately support its business in the next twelve months.

Financial Guidance
Mr. Liu Hua, the Company’s Vice Chairman and Chief Financial Officer, stated, “We are pleased to report our second quarter 2011 financial results today.  With the planned sale of our dairy farms, we will maintain access to high quality raw milk and improve liquidity, providing flexibility to focus on increasing sales of our branded premium infant formula products.  The strong profits in the past few quarters demonstrate our successful improvements of our operations across all functions.  We will continue improving our operations across all functions to drive greater profitability and increase value for our shareholders.  As we approach the middle of the third quarter of 2011, we would like to reiterate our revenue guidance of approximately $290 million and net income guidance of approximately $22 to $24 million for the full year of 2011.”

Conference Call Details
The Company will hold a conference call on August 9, 2011 at 9:00 am ET to discuss its results.  Listeners may access the call by dialing the following numbers:

United States toll free:	1-888-339-3503
Hong Kong toll free:	800-901-111
Northern China toll free:	10 800 714 1202
Southern China toll free:	10 800 140 1181
International:	1-719-457-2715

The replay will be accessible through August 16, 2011 by dialing the following numbers:

United States toll free:	1-877-870-5176
International:	1-858-384-5517
Password:	7461249

About Feihe International, Inc.
Feihe International, Inc. (NYSE: ADY) (formerly known as American Dairy, Inc.) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, seven production facilities with an aggregate milk powder production capacity of approximately 1,950 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China:	May Shen, IR Manager 86-10-8457-4688 x8810 shenchunmei@americandairyinc.com

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2011	2010
	US$	US$
Assets
Current assets:
Cash and cash equivalents	18,746,728	17,529,582
Restricted cash	512,546	3,078,564
Notes and loans receivable, net of allowance for doubtful accounts of $3,350,056 and $3,500,028, as of June 30, 2011 and December 31, 2010, respectively	310,977	136,120
Trade receivables, net of allowance for doubtful accounts of $1,752,547 and $1,084,308, as of June 30, 2011 and December 31, 2010, respectively	18,336,874	15,885,708
Due from related parties	1,844,896	1,806,889
Advances to suppliers	12,732,113	7,520,804
Inventories, net	63,295,800	71,683,471
Prepayments and other current assets	118,390	266,935
Income taxes receivable	3,647,847	4,970,271
Recoverable value-added taxes	2,250,889	6,886,531
Other receivables	19,349,823	7,275,903
Investment in mutual funds – available-for-sale	140,198	139,294
Accrued interest income – current	596,865	-
Assets held for sale	2,317,655	-
Total current assets	144,201,601	137,180,072

Investment:
Investment at cost	278,486	272,239

Property, plant and equipment:
Property, plant and equipment, net	169,291,714	170,354,132
Construction in progress	47,379,785	43,152,905
	216,671,499	213,507,037
Biological assets:
Immature biological asset	19,356,663	26,713,971
Mature biological assets, net	35,014,573	27,683,821
	54,371,236	54,397,792

Other assets:
Advance to suppliers – non-current	19,312,229	22,643,263
Long term deposit	11,554,620	-
Accrued interest income – non-current	442,311	-
Deferred tax assets – non-current	5,522,990	5,522,990
Prepaid leases for land use rights	32,361,676	29,754,376
Other intangible assets, net	500,355	585,671
Goodwill	514,408	445,842
Total assets	485,731,411	464,309,282

Liabilities
Current liabilities:
Notes payable	1,548,697	378,112
Short term bank loans	75,462,211	68,816,359
Accounts payable	47,077,412	43,729,571
Accrued expenses	5,633,299	6,436,898
Income tax payable	2,035,992	1,589,165
Advances from customers	11,347,628	12,183,444
Due to related parties	90,655	79,257
Advances from employees	403,760	456,261
Employee benefits and salary payable	6,914,498	7,018,794
Other payables	45,681,451	45,957,104
Current portion of long term bank loans	11,128,226	9,756,193
Current portion of capital lease obligation	199,978	116,770
Accrued interest expenses - current	404,273	-
Redeemable common stock ($0.001 par value, 1,986,750 shares issued and outstanding as of June 30, 2011)	48,952,255	-
Total current liabilities	256,880,335	196,517,928

Long term bank loans, net of current portion	22,033,026	28,102,786
Capital lease obligation, net of current portion	481,788	532,467
Other long term loan	15,701,533	-
Accrued interest expenses – non-current	294,194	-
Unrecognized tax benefits – non-current	5,048,906	5,062,336
Deferred income	6,366,155	6,241,661
Total liabilities	306,805,937	236,457,178

Commitments and contingencies

Redeemable common stock ($0.001 par value, 2,625,000 shares issued and outstanding as of December 31, 2010)	-	66,113,715

Equity
Feihe International, Inc. shareholders’ equity:
Common stock ($0.001 par value, 50,000,000 shares authorized; 19,671,291 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively)	19,671	19,671
Additional paid-in capital	57,964,281	57,177,680
Common stock warrants	1,774,151	1,774,151
Statutory reserves	9,132,581	9,132,581
Accumulated other comprehensive income	38,296,746	32,836,344
Retained earnings	71,627,738	60,731,029
Total Feihe International, Inc. shareholders’ equity	178,815,168	161,671,456
Noncontrolling interests	110,306	66,933

Total equity	178,925,474	161,738,389

Total liabilities, redeemable common stock and equity	485,731,411	464,309,282

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	US$	US$	US$	US$

Sales	72,620,639	52,194,506	149,070,061	133,630,409

Cost of goods sold	(41,243,712)	(33,730,167)	(89,821,888)	(76,728,349)

Gross profit	31,376,927	18,464,339	59,248,173	56,902,060

Operating expenses:
Sales and marketing expenses	(20,198,015)	(29,571,923)	(36,368,281)	(57,853,747)
General and administrative expenses	(5,615,549)	(7,080,692)	(11,844,697)	(12,574,515)
Loss on disposal of biological assets	(838,3110	(5,788,171)	(2,439,996)	(8,573,433)
Total operating expenses	(26,651,875)	(42,440,786)	(50,652,974)	(79,001,695)

Other operating income, net	730,449	155,343	2,824,029	364,025
Operating income (loss)	5,455,501	(23,821,104)	11,419,228	(21,735,610)

Other income (expenses):
Interest income	27,974	109,550	50,402	207,186
Interest and finance costs	(1,467,522)	(714,099)	(2,906,602)	(1,558,962)
Amortization of deferred debt issuance cost	-	(356,737)	-	(376,057)
Government subsidy	2,459,982	3,419,709	3,994,133	9,158,482
Income (loss) before income taxes	6,475,935	(21,362,681)	12,557,161	(14,304,961)

Income tax (expenses) benefits	(1,290,696)	642,196	(2,632,379)	(943,621)
Net income (loss)	5,185,239	(20,720,485)	9,924,782	(15,248,582)
Net (loss) income attributable to noncontrolling interests	(18,942)	145,893	(61,809)	207,586
Net income (loss) attributable to common shareholders of Feihe International, Inc.	5,166,297	(20,574,592)	9,862,973	(15,040,996)

Net income (loss) per share of common stock
Basic	0.24	(0.95)	0.50	(0.69)
Diluted	0.24	(0.95)	0.50	(0.69)
Net income (loss) per share of redeemable common stock
Basic	0.24	(0.95)	0.45	(0.69)
Diluted	0.24	(0.95)	0.45	(0.69)
Weighted average shares used in calculating net income (loss) per share of common stock
Basic	19,671,291	19,648,266	19,671,291	19,627,934
Diluted	19,685,851	19,648,266	19,687,893	19,627,934
Weighted average shares used in calculating net income (loss) per share of redeemable common stock
Basic	2,170,673	2,100,000	2,396,581	2,100,000
Diluted	2,170,673	2,100,000	2,396,581	2,100,000